Exhibit (j)(1)

4601 DTC BOULEVARD • SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338

www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Prospectus and the Statement of Additional Information of Alpha Architect U.S. Quantitative Value ETF (“QVAL”), Alpha Architect International Quantitative Value ETF (“IVAL”), Alpha Architect U.S. Quantitative Momentum ETF (“QMOM”), Alpha Architect International Quantitative Momentum ETF (“IMOM”), the Alpha Architect Value Momentum Trend ETF (“VMOT) (collectively, the “Funds”) of our report dated November 22, 2021 relating to our audits of the statements of assets and liabilities of the Funds, including the schedules of investments as of September 30, 2021, the related statements of operations for the year then ended, the statements of changes in net assets for the years ended September 30, 2021 and 2020, and financial highlights for the years ended September 30, 2021, 2020, 2019, 2018, and 2017 (QVAL, IVAL, QMOM, IMOM) and period from commencement of operations (May 3, 2017) through September 30, 2017 (VMOT) and the related notes and schedules (collectively referred to as the financial statements), and to the reference to our Firm as the Funds’ “independent registered public accounting firm.”

Denver, Colorado

January 28, 2022